Exhibit 99.1

November 13, 2025

GCI Liberty to Participate in Q&A Session During Liberty Media Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBK) (“GCI Liberty”) announced that interested shareholders are invited to join a webcast Q&A session following the Liberty Media Corporation (“Liberty Media”) annual Investor Meeting on Thursday, November 20, 2025. After presentations related to Liberty Media, John Malone, Chairman of GCI Liberty and Derek Chang, President and CEO of Liberty Media, will host a Q&A session at approximately 10:10am P.T. during which comments may be made regarding GCI Liberty.

Additional information about Liberty Media’s annual Investor Meeting including virtual registration and webcast information is available on the Liberty Media website at https://www.libertymedia.com/investor-day.

An archive of the webcast of the Investor Meeting will also be available on the Liberty Media website after appropriate filings have been made with the SEC.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBK) consists of its wholly owned subsidiary GCI, LLC (“GCI”). GCI is Alaska’s largest communications provider, providing data, voice and managed services to consumer and business customers throughout Alaska, serving more than 200 communities. GCI has invested $4.7 billion in its Alaska network and facilities over the past 45 years. Through a combination of ambitious network initiatives, GCI continues to expand and strengthen its statewide network infrastructure to deliver the best possible connectivity to its customers and close the digital divide in Alaska.

GCI Liberty, Inc.

Investor Contact:

(866) 876-0461

investor@gciliberty.com

Source: GCI Liberty, Inc.